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                     January 26, 2021

       John Enwright
       Chief Financial Officer
       Vera Bradley, Inc.
       12420 Stonebridge Road
       Roanoke, IN 46783

                                                        Re: Vera Bradley, Inc.
                                                            Form 10-K for the
Year Ended February 1, 2020
                                                            Filed March 31,
2020
                                                            File No. 001-34918

       Dear Mr. Enwright:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing